STRATEGIC INTERNET INVESTMENTS, INCORPORATED

RESOLUTIONS consented to in writing by all the directors of Strategic Internet Investments, Incorporated (the “Company”) as of the date hereof.

BE IT RESOLVED THAT:

1.
The Board of Directors, having reviewed and extensively discussed the trading activity in the Common shares of the stock of the Company have reached the collective unanimous conclusion that certain unidentifiable entities have been acting contrary to the best interests of both the Company and shareholders by selling common shares of the Company that they do not own (short selling). Consequently, the Board has unanimously voted to declare a dividend payable in restricted shares of the company in the ratio of one share of Common stock for each five shares of Common stock held as of the date of record, March 4, 2005 payable as of March 11, 2005 and only to be issued to the beneficial owners of the shares of the Company with the appropriate restrictions from transfer legends affixed by the Transfer Agent. To that end, the Board unanimously has requested the Company President, Ralph Shearing, to take all of the steps reasonably necessary to cause the Transfer Agent to obtain the names of the beneficial owners and issue the shares strictly in accordance with this resolution. All shares not able to be issued when the initial distribution is made will be held in abeyance until determination of the beneficial owner can be obtained.

2.	Any one director of the Company be and is hereby authorized to sign documentation and perform any act as and when the same may be necessary to give effect to the foregoing resolutions; and

3.
These resolutions may be signed by the directors by facsimile and in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth below.

DATED as of the 14th day of February, 2005.